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Exhibit 2.1

GOLF TRUST OF AMERICA, INC.
PLAN OF LIQUIDATION AND DISSOLUTION

    1.  APPROVAL AND EFFECTIVENESS OF PLAN.  This Plan of Liquidation and Dissolution (this "Plan") of Golf Trust of America, Inc., a Maryland corporation (the "Corporation"), has been approved by the Corporation's Board of Directors as being advisable and in the best interests of the Corporation and its stockholders. The Board of Directors has directed that the Plan be submitted to the stockholders of the Corporation for approval. The Plan shall become effective upon approval of the Plan by the common stockholders of the Corporation in the manner and by the vote required by law and by the charter of the Corporation and approval of the plan by the preferred stockholders of the Corporation in the manner and by the vote required by law and by Section 12(f) of the Articles Supplementary Classifying and Designating 800,000 shares of Preferred Stock as 9.25% Series A Cumulative Convertible Preferred Stock of the Corporation (the "Articles Supplementary"). The date of the stockholders' approval is hereinafter referred to as the "Effective Date."

    2.  VOLUNTARY LIQUIDATION AND DISSOLUTION.  On and after the Effective Date, the Corporation shall voluntarily liquidate and dissolve in accordance with Section 331 of the Internal Revenue Code of 1986, as amended and in accordance with Maryland General Corporation Law ("MGCL"). Pursuant to the Plan, the Board of Directors shall cause the Corporation to sell, convey, transfer and deliver or otherwise dispose of all of the assets of the Corporation in one or more transactions, without further approval of the stockholders.

    3.  CHARTER AMENDMENT.  The Corporation's Articles of Amendment and Restatement, as amended, are hereby amended by redesignating Section 2(h) of Article V as subsection 2(h)(i) and inserting the following new subsection 2(h)(ii) immediately thereafter:

  "(ii) PLAN OF LIQUIDATION. Nothing in this Article V, or in Article IX hereof, or elsewhere in this Charter shall prevent the Corporation or its board from taking any action pursuant to or in accordance with a plan of liquidation (i.e., any plan providing for the disposition of substantially all of the Corporation's assets and/or its dissolution) approved by the requisite vote of stockholders entitled to vote thereon; provided, however that the voting requirement set forth in Article Third, Section 12(f), Clause (iii) of the Series A Preferred Stock Articles Supplementary shall continue to apply unless specifically waived by the holders of two-thirds of the outstanding shares of Series A Cumulative Convertible Preferred Stock in the case of any particular plan of liquidation."

    4.  AUTHORIZATION OF EXISTING SALE AGREEMENTS.  The Corporation, acting for itself or in its capacity as sole stockholder of GTA GP, Inc., a Maryland corporation ("GTA GP"), which is the general partner of Golf Trust of America, L.P., a Delaware limited partnership (the "Operating Partnership"), as appropriate, is authorized to enter into and perform its obligations under, and cause GTA GP as general partner to cause the Operating Partnership to enter into and perform its obligations under, the following contracts (the "Agreements") relating to the disposition of assets: (i) the Purchase and Sale Agreement between the Operating Partnership and Legends dated as of February 14, 2001, (ii) the Purchase and Sale Agreement between the Operating Partnership and Golf and Fairway, LLC dated as of February 9, 2001, (iii) the Purchase and Sale Agreement between the Operating Partnership and Diamond Players Club, L.C. dated as of October 10, 2000, and (iv) the Purchase and Sale Agreement between the Operating Partnership and Metamora Golf Operating Company dated as of March 8, 2001, as each such agreement may be amended, restated or otherwise modified from time to time.

    5.  SALES OF OTHER ASSETS.

    (a) The Corporation, acting for itself or in its capacity as sole stockholder of GTA GP and GTA LP, Inc., a Maryland corporation ("GTA LP"), as appropriate, is authorized to sell or to cause the Operating Partnership and the subsidiaries of the Corporation and the Operating Partnership to sell any and all of their assets remaining after the consummation of the transactions contemplated by the

Agreements for cash, redemption of equity, or such other assets as may be conveniently liquidated or distributed to the stockholders, upon such terms as the Board of Directors of the Corporation may deem advisable; and

    (b) The Corporation and the Operating Partnership and their respective subsidiaries shall follow the following procedures (if applicable by their terms) in connection with each transfer of assets:

       (i) The authorization of, or the obligations of the transferring party to transfer assets pursuant to, any sale agreement that the Board of Directors expects will result in net proceeds of $50,000,000 or more shall be conditioned on receipt by the Board of Directors, or the Corporation, or GTA GP, or the board of directors of GTA GP, or the Operating Partnership (each an "Eligible Addressee") of either (A) an opinion from a nationally recognized investment bank to the effect that such sale is fair to the party receiving the consideration from a financial point of view or (B) an appraisal of such asset showing that proposed sale price is within (or above) the appraiser's range of estimated values for the asset, or (C) other evidence satisfactory to the Board of Directors that the proposed sale is in the best interest of the Corporation and its stockholders.

      (ii) The authorization of, or the obligations of the transferring party to transfer assets pursuant to, any sale agreement that provides for gross proceeds that fall below the low end of the range of gross proceeds that the Corporation's management estimated would be received for such assets (as set forth in the materials provided to the Board of Directors at the time the Board approved the version of this Plan submitted to stockholders), shall be conditioned on receipt by an Eligible Addressee of either (A) an opinion from a nationally recognized investment bank to the effect that such sale is fair to the party receiving the consideration from a financial point of view or (B) an appraisal of such asset showing that proposed sale price is within (or above) the appraiser's range of estimated values for the asset, or (C) other evidence satisfactory to the Board of Directors that the proposed sale is in the best interest of the Corporation and its stockholders.

    6.  PAYMENT OF CREDITORS; DISTRIBUTIONS TO STOCKHOLDERS.  Subject to Section 10 hereof, the Board of Directors and such officers of the Corporation as the Board of Directors may authorize and direct are authorized and directed to proceed promptly to (i) wind up the affairs of the Corporation (including without limitation the affairs of its subsidiaries, the Operating Partnership and its subsidiaries); (ii) collect its assets; (iii) convey and dispose of such of its assets as are not to be distributed in kind to its stockholders; (iv) pay or create a reserve fund for the payment of or otherwise adequately provide for all of the liabilities and obligations of the Corporation and the Operating Partnership and their subsidiaries; (v) pay all expenses incidental to this Plan, including all counsel fees, accountants' fees, and such other fees and taxes as are necessary to effectuate this Plan; (vi) cause the Operating Partnership to distribute its remaining assets, either in cash or in kind, to the limited and general partners of the Operating Partnership, in one or more distributions in cancellation or redemption of their partnership interests, in accordance with the terms and provisions of the agreement of limited partnership for the Operating Partnership, as amended; and (vii) distribute all the remaining assets of the Corporation, either in cash or in kind, to the stockholders in cancellation or redemption of their stock in one or more distributions, in accordance with the terms and provisions of the charter of the Corporation, as amended. Upon the sale or other disposition of the assets of the Corporation, and the payment or provision for all of the liabilities and obligations of the Corporation, the corporation will be deemed to have liquidated, and the Corporation will redeem all of the outstanding shares of Preferred Stock that are or are then outstanding, subject to and in accordance with the charter of the Corporation and applicable law.

    7.  RESERVE FUND.  The Corporation, acting for itself or in its capacity as sole stockholder of GTA GP, as appropriate, is authorized, but not required, to establish or to cause the Operating Partnership to establish, one or more reserve funds in a reasonable amount to be determined by the Board of Directors within its discretion, to meet known liabilities and liquidating expenses and estimated unascertained or contingent liabilities and expenses, and/or to provide for payment of the liquidation preference to holders of preferred interests in the Corporation and the Operating Partnership (provided that creation of such fund shall not relieve the Corporation or the Operating

Partnership, as applicable, of any obligation to make payment to such preferred securityholders, until such payment is actually made to such securityholders), in each case if the Board of Directors of the Corporation deems such reserves desirable. Creation of a reserve fund may be accomplished by a recording in the Corporation's accounting ledgers of any accounting or bookkeeping entry which indicates the allocation of funds so set aside for payment. The Corporation is also authorized, but not required, to create a reserve fund by placing cash or property in escrow with an escrow agent for a specified term together with payment instructions. Any undistributed amounts remaining in such an escrowed reserve fund at the end of its term shall be returned to the Corporation or the Liquidating Trust referred to below, or such other successor in interest to the Corporation as may then exist or, if no such entity is then in existence, shall be delivered to the abandoned property unit of the Maryland State Comptroller's office. The Corporation may also create a reserve fund by any other reasonable means.

    8.  INSURANCE POLICIES.  The Corporation is authorized, but not required, to procure for itself and/or to cause GTA GP, as general partner to procure for the Operating Partnership, as appropriate, one or more insurance policies in a reasonable amount to be determined by the Board of Directors within its discretion, to cover unknown or unpaid liabilities and liquidating expenses and unascertained or contingent liabilities and expenses, if the Board of Directors of the Corporation deems such insurance policies desirable.

    9.  ARTICLES OF DISSOLUTION.  The Board of Directors and officers of the Corporation are authorized and directed, when appropriate, to file articles of dissolution with the Department of Assessments and Taxation of the State of Maryland (the "Department") pursuant to Section 3-407 of the Maryland General Corporation Law and to take all other appropriate and necessary action to dissolve the Corporation under Maryland law. Prior to filing articles of dissolution, the Corporation shall give notice to its known creditors as required by Section 3-404 of MGCL and satisfy all other prerequisites to such filing under Maryland law. Upon the Department's acceptance of the articles of dissolution for record, (i) as provided by Section 3-408(a) of the MGCL, the Corporation shall be dissolved; however (ii) as provided by Section 3-408(b) of the MGCL, the Corporation shall continue to exist for the purpose of paying, satisfying and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs, and (iii) the directors of the Corporation shall, by operation of Section 3-410 of the MGCL, become trustees of the assets of the Corporation for purposes of liquidation (and from and after such date, the terms "directors" or "Board of Directors" as used in this Plan shall refer to such trustees and the board of such trustees, respectively).

    10.  EFFECT AND TIMING OF DISTRIBUTIONS.  The Corporation shall redeem the Preferred Stock in accordance with the Voting Agreement by and between the Corporation and the initial holder of the Preferred Stock (which Voting Agreement was filed with the Company's Current Report on Form 8-K, filed March 14, 2001), as the same may be amended from time to time in accordance with its terms. Upon payment to holders of Preferred Stock of the amounts to which such holders are entitled upon a liquidation and dissolution of the Corporation, or the earlier redemption of the Preferred Stock, all in accordance with and subject to the provisions of the Charter of the Corporation and such Voting Agreement, the issued and outstanding shares of Preferred Stock of the Corporation will be canceled and no longer deemed outstanding and all rights of the holders thereof as stockholders of the Corporation shall cease and terminate. Upon the complete distribution of all assets of the Corporation remaining after the Corporation makes required payments to holders of the outstanding shares of Preferred Stock, or redeems the outstanding shares of Preferred Stock, to the holders of outstanding shares of Common Stock of the Corporation (the "Final Distribution"), all such shares of Common Stock of the Corporation will be canceled and no longer deemed outstanding and all rights of the holders thereof as stockholders of the Corporation shall cease and terminate. The Corporation shall use commercially reasonable efforts to cause the liquidation and dissolution of the Corporation to occur, to make all required payments to the holders of outstanding shares of Preferred Stock or redeem the outstanding shares of Preferred Stock, and to make the Final Distribution to holders of outstanding shares of Common Stock no later than the second anniversary of the Effective Date.

    11.  CORPORATE GOVERNANCE FOLLOWING DISSOLUTION, PENDING THE FINAL DISTRIBUTION.  After the filing of the articles of dissolution, the Board of Directors may cause the Corporation to cease to hold annual meetings or to hold annual elections for directors, to the extent that such cessation is permissible by applicable law. In the event that the Corporation ceases to hold annual meetings or to hold annual elections for directors, from and after such cessation to the date of the Final Distribution, (i) upon the resignation of any director, the vacancy shall be filled by the vote of the remaining directors; (ii) holders of the requisite number of shares may call a special meeting of stockholders, as provided in the Corporation's bylaws; (iii) at any special meeting, holders of at least two-third (2/3) of the shares of Common Stock may remove any director, with or without cause, and thereafter the vacancy shall be filled by the vote of a plurality of the shares of Common Stock; and (iv) in all other respects, the Corporation shall continue to be governed by its charter and bylaws, except as otherwise provided in this Plan or required by applicable law.

    12.  FINAL DISTRIBUTION AS DISTRIBUTION IN KIND OF LIQUIDATING TRUST BENEFICIAL INTERESTS.  In the event that (i) the Board of Directors deems it necessary or advisable in order to preserve the Corporation's status as a REIT or otherwise avoid the payment of income tax, or (ii) the Board of Directors deems it necessary or advisable in order to enable the Corporation to terminate its obligation to file quarterly reports and audited annual financial statements with the Securities and Exchange Commission (the "Commission") or (iii) the Board of Directors determines it is otherwise advantageous or appropriate to do so, the Board of Directors may cause the Corporation make the Final Distribution as a distribution in kind of beneficial interests in a trust (the "Liquidating Trust"), at such time as it deems appropriate in its sole discretion (provided only that the Preferred Stock and any remaining outstanding preferred OP Units have been completely redeemed prior to the transfer and assignment mentioned below), substantially as follows:

      (a) The Corporation may create the Liquidating Trust under Maryland statutory or common law and may transfer and assign and may cause GTA GP, as general partner, to cause the Operating Partnership to transfer and assign, to the Liquidating Trust all of the assets of the Corporation, the Operating Partnership and their subsidiaries of every sort whatsoever, including their unsold properties, assets, claims, contingent claims and causes of action, subject to all of their unsatisfied debts, liabilities and expenses, known or unknown, contingent or otherwise. From and after the date of such transfer and assignment of assets (subject to liabilities) to the Liquidating Trust, the Corporation, the Operating Partnership and their subsidiaries shall have no interest of any character in and to any such assets and all of such assets shall thereafter by held by the Liquidating Trust.

      (b) Simultaneously with such transfer and assignment, shares of common beneficial interest in the Liquidating Trust shall be deemed to be distributed to each holder of shares of Common Stock and units of partnership interest in the Operating Partnership ("OP Units"), all of whom shall automatically and without any need for notice or presentment be deemed to hold corresponding shares of common beneficial interest in the Liquidating Trust. Such deemed distribution of shares of beneficial interest shall constitute the Final Distribution of all of the assets of the Corporation to its stockholders under paragraph 10 of this Plan.

      (c) The declaration of trust or other instrument governing the Liquidating Trust (the "Declaration of Trust") shall provide among other things that, immediately following such transfer, assignment and distribution, each shares of common beneficial interest in the Liquidating Trust shall have a claim upon the assets of the Liquidating Trust that is the substantial economic equivalent of the claims each share of Common Stock and each OP Unit, had upon the combined assets of the Corporation and the Operating Partnership, immediately prior to the transfer, assignment and distribution.

      (d) The initial trustees of the Liquidating Trust shall be designated by the Board of Directors of the Corporation.

      (e) The Declaration of Trust shall also provide that the Liquidating Trust's activities shall be limited to conserving, protecting and selling the assets transferred to it and distributing the proceeds therefrom, including holding such assets for the benefit of the holders of common beneficial interests in the Trust, temporarily investing such proceeds and collecting income therefrom, providing for the debts, liabilities and expenses of the Corporation and the Operating Partnership, making liquidating distributions to the holders of shares of common beneficial interest in the Trust and taking other actions as may be deemed necessary or appropriate by the trustees to conserve and protect the assets of the Trust and provide for the orderly liquidation thereof.

      (f)  The Declaration of Trust shall also provide that the Liquidating Trust, as successor to the Corporation, shall not revoke the Liquidating Trust's REIT election nor shall its trustees take any action to terminate its status as a REIT, except upon the affirmative vote of holders of two-thirds (2/3) of the common beneficial interests in the Liquidating Trust.

      (g) The Declaration of Trust shall also provide (i) that holders of at least a majority of the common shares of beneficial interest may require the trustees to call a special meeting of holders of beneficial interest; (ii) that holders of a majority of the common shares of beneficial interest may vote to remove one or more trustees of the Liquidating Trust and elect successor trustees; (iii) that holders of a majority of the common shares of beneficial interest may vote to amend the Declaration of Trust, consistent with this Plan, provided that no such amendment may adversely affect the rights of the holders of common shares of beneficial interests to receive their pro rata share of the property held by the Liquidating Trust at the time of final distribution.

      (h) In the discretion of the Board of Directors, the Declaration of Trust may also provide (i) that shares of beneficial interest in the Liquidating Trust will not be transferable (except by will, intestate succession or operation of law); (ii) that beneficial interests in the Liquidating Trust will not be represented by certificates; (iii) that the Liquidating Trust will have a finite life and will terminate upon the earlier of the complete distribution of the trust corpus or a specified number of years from the date that the Corporation's assets were first transferred to it, subject to extensions of determinate duration; and (iv) that the Liquidating Trust may distribute annual financial statements, which need not be audited, to holders of its beneficial interests, (which statements, if prepared and distributed, shall be filed under cover of Form 10-K under the Corporation's Commission file number to the extent the Liquidating Trust is eligible to do so) but need not prepare or distribute any quarterly financial statements.

      (i)  The Liquidating Trust shall be of such type, and the Declaration of Trust shall be in such form and contain such terms, conditions and provisions (which shall be materially consistent with this paragraph 12) as the Board of Directors may approve.

      (j)  Approval of this Plan shall constitute the approval by the stockholders of the transfer and assignment to the Liquidating Trust, the form and substance of the Declaration of Trust as approved by the Board of Directors and the appointment of trustees selected by the Board of Directors.

    13.  DELISTING FROM AMEX; TERMINATING EXCHANGE ACT REGISTRATION.  Immediately prior to the transfer to the Liquidating Trust, or at such other time as the Board of Directors considers appropriate, the Board of Directors and officers of the Corporation are authorized to cause the Corporation's common stock to be delisted from the American Stock Exchange and to cause the Corporation to file a Form 15 (or take other appropriate action) to terminate the registration of its Common Stock and Preferred Stock under the Securities Exchange Act of 1934, as amended.

    14.  INTERPRETATION; GENERAL AUTHORITY.  The Board of Directors of the Corporation, the trustees of the Liquidating Trust and such officers of the Corporation as the Board of Directors or such trustees may direct are hereby authorized to interpret the provisions of the Plan and are hereby authorized and directed to take such actions, to give such notices to creditors, stockholders and governmental entities, to make such filings with governmental entities and to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously the affairs of the Corporation and complete the liquidation and dissolution thereof, including, without limitation, (i) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Corporation or the Liquidating Trust, whether real or personal, tangible or intangible, (ii) the appointment of other persons to carry out any aspect of this Plan, (iii) the temporary investment of funds in such medium as the Board of Directors or such trustees may deem appropriate and (iv) the execution, delivery and filing with the Department of Assessments and Taxation of Maryland of articles of transfer pursuant to Section 3-107 of the MGCL. The death, resignation or other disability of any director or officer of the Corporation or trustee or officer of the Liquidating Trust shall not impair the authority of the surviving or remaining directors or officers or trustees (or any persons appointed as substitutes therefor) to exercise any of the powers provided for in this Plan. Upon such death, resignation or other disability, the surviving or remaining directors or trustees shall have the authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining directors or officers or trustees to exercise any of the powers provided for in this Plan.

    15.  GOVERNING LAW.  The validity, interpretation, and performance of this Plan shall be controlled by and construed under the laws of the State of Maryland.

    16.  ABANDONMENT OF PLAN OF LIQUIDATION; AMENDMENT.  Prior to approval of this Plan by stockholders, the directors of the Corporation may withdraw and abandon this Plan for any reason. Following approval of this Plan by stockholders, it may not be abandoned by the Corporation except in accordance with applicable law. Notwithstanding approval of the Plan by the stockholders of the Corporation, the directors of the Corporation or the trustees of the Liquidating Trust may modify or amend this Plan without further action by or approval of the stockholders of the Corporation to the extent permitted under then-current law.

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GOLF TRUST OF AMERICA, INC. PLAN OF LIQUIDATION AND DISSOLUTION